[LETTERHEAD OF MANTYLA MCREYNOLDS LLC]

               Consent of Independent Registered Accounting Firm


January 3, 2005


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-4 Registration Statement of Kentex Petroleum,
    Inc., a Nevada corporation (the "Registrant"), SEC File No. 000-30955, to be filed on or about January 3, 2005 covering the registration and issuance of 26,596,643 shares of common stock to be issued upon consummation of merger with VidRev Technologies, Inc.

Ladies and Gentlemen:

     We hereby consent to the incorporation by reference of our audit report for the year ended December 31, 2003, dated March 5, 2004, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Mantyla McReynolds

Mantyla McReynolds
Certified Public Accountants